EXHIBIT 8.1

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2007

Subsidiary Name (1)	Jurisdiction of Incorporation
Ad On Media Limited (Name changed on April 3, 2007)	People’s Republic of China (English translation/transliteration of Chinese name)
Apex Victory Limited	British Virgin Islands
Cable Network Communications Limited	Hong Kong
Hong Kong Cable Enterprises Limited	Hong Kong
Hong Kong Cable News Express Limited	Hong Kong
Hong Kong Cable Television Limited	Hong Kong
i-CABLE Capital Limited (Name changed on July 4, 2007)	British Virgin Islands
i-CABLE China Limited	British Virgin Islands
i-CABLE Enterprises Limited	British Virgin Islands
i-CABLE Entertainment Limited	Hong Kong
i-CABLE International Distribution Limited	Hong Kong
i-CABLE International Distribution (BVI) Limited	British Virgin Islands
i-CABLE Media Consultancy (Beijing) Limited	People’s Republic of China (English translation/transliteration of Chinese name)
i-CABLE Media Limited	Hong Kong
i-CABLE Network Limited	Hong Kong
i-CABLE Network Operations Limited	Hong Kong
i-CABLE News Limited	Hong Kong
i-CABLE Satellite Television Limited	Hong Kong
i-CABLE Sports Limited	Hong Kong
i-CABLE Sports (BVI) Limited	British Virgin Islands
Rediffusion Engineering Limited	Hong Kong
Rediffusion (Hong Kong) Limited	Hong Kong
Rediffusion Satellite Services Limited	Hong Kong
Sundream Motion Pictures Limited	Hong Kong
Sundream Stars Limited (Name changed on June 16, 2008)	Hong Kong
Guangzhou Kuan Xun Customer Services Company Limited	People’s Republic of China
(English translation/transliteration of Chinese name)
Guangzhou Dong Liang Cai Movie & Television Technology Consultation Company Limited	People’s Republic of China (English translation/transliteration of Chinese name)
Movie Ad On Media Limited	People’s Republic of China (English translation/transliteration of Chinese name)

(1)	All subsidiaries do business under their legal name.